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EXHIBIT 10.42

Agreement

The following parties hereby enter into this agreement with respect to SDI-Molan GmbH & Co. KG (hereinafter referred to as "the Company"):

	a)	SPECIAL DEVICES INCORPORATED, seated 14370 White Sage Road, Moorpark, California 93021, USA (hereafter "SDI USA")
	b)	Anhaltinische Chemische Fabriken (ACF) GmbH, Schönebeck, Germany (hereafter "ACF")
	c)	Molan Werk Dittrich GmbH & Co. KG, Bremen (hereafter "Molan")
	d)	SDI Germany GmbH, Grüneburgweg 102, 60323 Frankfurt am Main, (hereafter, "SDI Germany")
	e)	Mr. Klaus-Jürgen Dittrich, Schwedenschanze 9 c, 00000 Achim, and Mr. Frank Dittrich, Lüneburger Straße 20, 28203 Bremen (collectively, the "Dittrich Partners")
Whereas,
(1)
SDI Germany and the Dittrich Partners have entered into a Partnership Agreement, dated the date hereof (the "Partnership Agreement"), for the purpose of forming the Company and establishing their rights and obligations as limited partners of the Company;
Whereas,
(2)	SDI USA is the sole shareholder of SDI Germany;
Whereas,
(3)	The Dittrich Partners are the sole shareholders of ACF and Molan;
Whereas,
(4)	The Dittrich Partners wish to obtain the agreement of SDI USA to abide and be bound by certain provisions of the Partnership Agreement;
Whereas,
(5)	SDI Germany wishes to obtain the agreement of ACF and Molan to abide and be bound by certain provisions of the Partnership Agreement;
The parties now agree on the following:
1.	SDI USA agrees to abide and be bound by the following obligations of SDI Germany and its successors as limited partner of the Company as their own obligations by virtue of collateral promise:
	a)	obligations according to § 3 (4), (5), (6) and (7) (Transfer of business, MPA, Transfer of MPA etc.),
	b)	obligations according to § 13 (7) and (8) (tag-along-rights etc.),
	c)	obligations according to § 16 (non-compete clause).

In the event that Klaus-Jürgen Dittrich and/or Frank Dittrich exercise their Put Option pursuant to Section 13(8) of the Partnership Agreement, they shall transfer their interest in the Partnership to SDI USA or any person or entity nominated by SDI USA; provided that SDI USA shall remain obligated to pay the purchase price for such interest as determined pursuant to Section 13(8) of the Partnership Agreement

This Agreement shall terminate as to SDI USA when neither it nor any of its Affiliates (as that term is defined in the Partnership Agreement) is a limited partner in the Company. Following termination of this Agreement as to SDI USA, SDI USA shall have no further rights or obligations hereunder, other than rights or obligations that arose prior to the date of termination.
2.
ACF and Molan agree to abide and be bound by the following obligations of Klaus-Jürgen Dittrich and Frank Dittrich and their successors as limited partners of the Company as their own obligations by virtue of collateral promise:
	a)	obligations according to § 3 (3) (Transfer of business),
	b)	obligations according to § 16 (non-compete clause).

This Agreement shall terminate as to ACF or Molan when neither it nor any of its Affiliates (as that term is defined in the Partnership Agreement) is a limited partner in the Company. Following termination of this Agreement as to ACF or Molan, such company shall have no further rights or obligations hereunder, other than rights or obligations that arose prior to the date of termination.
3.
In the event that SDI USA violates one of its aforementioned legal obligations, the limited partners Klaus-Jürgen Dittrich and Frank Dittrich are entitled to the same claims that would arise from the Partnership Agreement if SDI Germany violated its obligations under the Partnership Agreement.
5.
In the event that ACF and / or Molan violate one of their aforementioned legal obligations, the limited partner SDI Germany is entitled to assert the same claims it would have if Klaus-Jürgen Dittrich and Frank Dittrich violated their obligations arising from the Partnership Agreement.
6.
It is understood and agreed that the penalty imposed by Section 16(4) of the Partnership Agreement shall be imposed only once with respect to each violation. Such penalty shall not be imposed once against the limited partner pursuant to the Partnership Agreement and a second time against its affiliate pursuant to this Agreement.
7.	§ 17 of the Partnership Agreement shall be applied accordingly.
8.
SDI USA and the Dittrich Partners intend to consider and discuss from time to time opportunities for further cooperation between themselves and/or their affiliates with respect to business activities outside the Territory (as defined in the Partnership Agreement), especially in Asia. These opportunities might involve expansion of the Territory to include countries currently outside the Territory (other than in North America), the establishment of a joint manufacturing plant in Asia or elsewhere, opportunities for coordinated marketing, sales, distribution or fulfillment of customer orders, or any other opportunities to coordinate or combine the commercial capabilities of the parties for their mutual benefit.

Bremen, June 26, 2001

Anhaltinische Chemische Fabriken (ACF) GmbH	SPECIAL DEVICES INCORPORATED

Molan Werk Dittrich GmbH & Co. KG	SDI Germany GmbH

(Klaus-Jürgen Dittrich)
(Frank Dittrich)

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EXHIBIT 10.42
Agreement